EXHIBIT 16.1

September 2, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of UCAR Carbon Savings Plan’s Form 8-K dated September 2, 2004, and have the following comments:

1.        We agree with the statements made in the following:

On September 2, 2004, the Administrative Committee (the “Committee”) of the UCAR Carbon Savings Plan (the “Savings Plan”) dismissed Deloitte & Touche LLP (“D&T”) as its independent public accountants. The Committee has commenced, but has not completed, the process of retaining a new independent public accountant.

The reports of D&T on the Savings Plan’s financial statements as of and for the plan years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion. These reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During the plan years ended December 31, 2003 and 2002 and during the period between December 31, 2003 and September 2, 2004, there were no disagreements between D&T and the Savings Plan on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreements in connection with their reports. During the plan years ended December 31, 2003 and 2002, there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K). The fiscal years ended December 31, 2003 and 2002 are the Savings Plan’s two most recent completed plan years.

The Savings Plan provided D&T with a copy of this disclosure and requested D&T to furnish the Savings Plan with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of D&T’s letter is filed as an exhibit to this Report.

2.        We have no basis on which to agree or disagree with the statements made in the following:

Furthermore, during the period between December 31, 2003 and September 2, 2004, there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

Yours truly, /s/ Deloitte & Touche LLP Philadelphia, Pennsylvania